NEWS RELEASE

Visteon Announces Third-Quarter 2011 Results

Third-Quarter Financial Summary

•	Product sales of $2.04 billion, up 19.7 percent from third quarter 2010

•	Net income of $41 million, or 79 cents per diluted share

•	Adjusted EBITDA of $166 million, up 11 percent from third quarter 2010

•	New business wins year-to-date expected to generate $865 million in future annual sales

•	2011 full-year sales and earnings guidance reaffirmed

VAN BUREN TOWNSHIP, Mich., Nov. 3, 2011 — Visteon Corporation (NYSE: VC) today announced third-quarter 2011 results, reporting net income of $41 million, or 79 cents per diluted share, on product sales of $2.04 billion, compared with a net loss of $140 million on product sales of $1.70 billion for the third quarter of 2010. Adjusted EBITDA, as defined below, for the third quarter of 2011 was $166 million, compared with $149 million for the third quarter of 2010.

“In each of our four product lines and in every region where we operate, our third-quarter sales were higher than a year ago,” said Donald J. Stebbins, Visteon’s chairman, chief executive officer and president. “In addition, our year-over-year profitability continues to strengthen as we generate solid new business wins in both developed and emerging markets.”

Visteon has won a substantial amount of new business during the first nine months of 2011, with nearly half to be manufactured in Asia. These new business wins are expected to generate annual sales of approximately $865 million in future years, a significant increase when compared with full-year 2010 new business wins of $606 million.

Third Quarter 2011 Results

Product sales increased by $335 million, or nearly 20 percent, compared with the third quarter of 2010, reflecting higher production volumes across all major customers and favorable currency. Hyundai Motor Group accounted for 32 percent of Visteon’s third-quarter product sales, with Ford Motor Co. representing 26 percent. Renault-Nissan accounted for 8 percent and PSA Peugeot-Citroën about 5 percent. On a regional basis, Asia accounted for 44 percent of total product sales, while Europe represented 33 percent, North America 17 percent and South America 6 percent.

Product gross margin for the third quarter of 2011 was $148 million, up $109 million compared with $39 million in the third quarter 2010, which included a $111 million net charge related to changes in U.S. other post-retirement employee benefit (OPEB) plans. Benefits from higher production volumes and favorable currency were more than offset by the impact of higher depreciation and amortization resulting from fresh-start accounting and unfavorable net cost performance, including $7 million of employee-related costs associated with a plant closure in Europe.

Selling, general and administrative (SG&A) expense of $100 million for the third quarter of 2011 increased $9 million compared with the third quarter of 2010. Currency and intangible asset amortization were the primary drivers of the increase. SG&A as a percentage of sales decreased to 4.9 percent, from 5.3 percent in the same quarter a year ago.

During the third quarter of 2011, Visteon recognized $43 million of equity in the net income of non-consolidated affiliates, compared with $35 million in 2010, for an increase of 23 percent. Yanfeng Visteon Automotive Trim Systems Co., Ltd. (YFV) and related affiliate interests contributed $40 million in equity income, an increase of $8 million compared with a year earlier. YFV, a 50-percent Visteon owned entity, recorded total sales for the third-quarter 2011 of $740 million, compared with $713 million a year earlier for a 4 percent increase.

For the third quarter of 2011, Visteon reported net income of $41 million, or 79 cents per diluted share. This compares with a net loss of $140 million in the same period in 2010. Adjusted EBITDA (a non-GAAP financial measure, as defined below) for the third quarter of 2011 was $166 million, compared with $149 million for the same period a year earlier. The $17 million year-over-year increase was driven by higher sales and favorable currency, partially offset by net cost performance.

First Nine Months of 2011

For the first nine months of 2011, total product sales of $6.19 billion were higher by $751 million, or 14 percent, compared with the same period a year earlier. For the first nine months, Visteon reported net income of $106 million, or $2.04 per diluted share, compared with a net loss of $108 million during the first nine months of 2010. Net income for the first nine months of 2011 included a loss on debt extinguishment of $24 million associated with the successful debt refinancing completed in April, and $18 million of net restructuring charges principally related to the announced closure of a plant in Europe. Adjusted EBITDA for the first nine months of 2011 was $526 million, compared with $476 million for the first nine months of 2010.

Visteon’s higher sales for the first nine months reflected increased production volumes and favorable currency, partially offset by the impact of divestitures and closures and pricing.

Cash and Debt

As of Sept. 30, 2011, Visteon had global cash balances of $780 million, including $22 million of restricted cash, compared with $979 million and $74 million, respectively, at the end of 2010. Total debt was $588 million as of Sept. 30, 2011, and there were no outstanding borrowings under Visteon’s $220 million asset-based revolving credit facility.

Visteon generated $35 million in cash from operations in the third quarter of 2011, reflecting strong cash earnings performance partially offset by increased working capital. Capital expenditures totaled $59 million for the third quarter of 2011, about $8 million more than a year earlier, as the company invested to meet future customer program requirements, primarily in Asia. Free cash flow (a non-GAAP financial measure, as defined below) was a use of $24 million in the third quarter of 2011, compared with a use of $1 million in the third quarter of 2010.

Duckyang Transaction

On Oct. 31, 2011, the company sold a portion of its ownership interests in Duckyang Industries Co. Ltd. (“Duckyang”) and the company’s voting interests were reduced to a non-controlling level. Duckyang will be deconsolidated from the company’s financial statements effective Oct. 31, 2011, and the company will commence equity method accounting. Duckyang reported sales of $514 million for the nine months ended Sept. 30, 2011, and had cash balances of $57 million, total assets of $187 million and total liabilities of $129 million as of Sept. 30, 2011.

Reaffirms Sales and Earnings Guidance for 2011 Full Year

Visteon expects full-year 2011 sales to be in the range of $8.0 billion to $8.2 billion and adjusted EBITDA in the range of $660 million to $680 million. Free cash flow is expected to be a use of approximately $150 million.

“We are affirming our sales and EBITDA guidance for the year,” said Stebbins. “As we look forward, we believe global vehicle production will continue its upward momentum and we’re confident in our ability to keep winning profitable new business based on our competitive cost structure, our innovative technologies developed by our world-class engineers, and our strong presence in the growth markets of the world. Auto manufacturers are showing they value our ability to bring differentiating technology to vehicles and to support them in all regions.”

Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 27 countries and employs approximately 27,000 people. Learn more at www.visteon.com.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for full-year 2011 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

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Contact:

Media:

Jim Fisher

734-710-5557

734-417-6184—mobile

jfishe89@visteon.com

Investors:

Chuck Mazur

734-710-5800

investor@visteon.com

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (2) our ability to satisfy pension and other post-employment benefit obligations; (3) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (4) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s and Hyundai-Kia’s vehicle production volumes, (ii) the financial condition of our customers or suppliers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers or work stoppages at our customers or suppliers, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (5) new business wins and re-wins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle productions levels, customer price reductions and currency exchange rates; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (7) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (8) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2010).

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update.

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	Successor	Predecessor	Successor	Predecessor
	2011	2010	2011	2010
Net sales
Products	$2,037	$1,702	$6,188	$5,437
Services	—	28	—	142

	2,037	1,730	6,188	5,579
Cost of sales
Products	1,889	1,663	5,694	4,877
Services	—	27	—	140

	1,889	1,690	5,694	5,017

Gross margin	148	40	494	562
Selling, general and administrative expense	100	91	313	292
Reorganization expense, net	—	54	—	123
Other expense, net	1	3	18	45

Operating income (loss)	47	(108)	163	102
Interest expense, net	5	31	22	160
Loss on debt extinguishment	—	—	24	—
Equity in net income of non-consolidated affiliates	43	35	130	100

Income (loss) before income taxes	85	(104)	247	42
Provision for income taxes	25	19	87	94

Net income (loss)	60	(123)	160	(52)
Net income attributable to non-controlling interests	19	17	54	56

Net income (loss) attributable to Visteon	$41	$(140)	$106	$(108)

Per share data:
Net income (loss) per share attributable to Visteon
Basic	$0.80	$(1.08)	$2.07	$(0.83)
Diluted	$0.79	$(1.08)	$2.04	$(0.83)
Average shares outstanding (millions)
Basic	51.5	129.4	51.1	129.4
Diluted	52.0	129.4	52.0	129.4

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	September 30 2011	December 31 2010
ASSETS
Cash and equivalents	$758	$905
Restricted cash	22	74
Accounts receivable, net	1,239	1,092
Inventories, net	406	364
Other current assets	279	267

Total current assets	2,704	2,702

Property and equipment, net	1,528	1,576
Equity in net assets of non-consolidated affiliates	547	439
Intangible assets, net	366	402
Other non-current assets	89	89

Total assets	$5,234	$5,208

LIABILITIES AND SHAREHOLDERS’ EQUITY

Short-term debt, including current portion of long-term debt	$81	$78
Accounts payable	1,173	1,203
Accrued employee liabilities	184	196
Other current liabilities	297	365

Total current liabilities	1,735	1,842

Long-term debt	507	483
Employee benefits	509	526
Deferred income taxes	187	190
Other non-current liabilities	229	217

Shareholders’ equity:
Preferred stock	—	—
Common stock	1	1
Stock warrants	13	29
Additional paid-in capital	1,156	1,099
Retained earnings	192	86
Accumulated other comprehensive income	18	50
Treasury stock	(7)	(5)

Total Visteon Corporation shareholders’ equity	1,373	1,260
Non-controlling interests	694	690

Total shareholders’ equity	2,067	1,950

Total liabilities and shareholders’ equity	$5,234	$5,208

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	Successor	Predecessor	Successor	Predecessor
	2011	2010	2011	2010
Operating Activities

Net income (loss)	$60	$(123)	$160	$(52)

Adjustments to reconcile net income (loss) to net cash provided from operating activities:
Depreciation and amortization	86	67	248	207
Equity in net income of non-consolidated affiliates, net of dividends remitted	(5)	(25)	(88)	(87)
Loss on debt extinguishment	—	—	24	—
Pension and OPEB, net	—	124	—	(41)
Reorganization expense, net	—	54	—	123
Asset impairments and loss on sale of assets	—	—	—	25
Other non-cash items	10	(15)	26	(1)
Changes in assets and liabilities:
Accounts receivable	63	27	(132)	(79)
Inventories	(10)	(25)	(50)	(75)
Accounts payable	(98)	1	(17)	55
Other	(71)	(35)	(116)	148

Net cash provided from operating activities	35	50	55	223

Investing Activities
Capital expenditures	(59)	(51)	(185)	(117)
Other	(7)	19	(2)	42

Net cash used by investing activities	(66)	(32)	(187)	(75)

Financing Activities
Cash restriction, net	—	(14)	52	(62)
Short-term debt, net	2	(4)	11	(9)
Debt proceeds, net	1	1	503	9
Principal payments on debt	(7)	(87)	(513)	(99)
Rights offering fees	—	(11)	(33)	(11)
Other	(2)	(3)	(26)	(21)

Net cash used by financing activities	(6)	(118)	(6)	(193)
Effect of exchange rate changes on cash	(44)	39	(9)	1

Net decrease in cash and equivalents	(81)	(61)	(147)	(44)
Cash and equivalents at beginning of period	839	979	905	962

Cash and equivalents at end of period	$758	$918	$758	$918

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Dollars in Millions)

(Unaudited)

In this press release the Company has provided information regarding certain non-GAAP financial measures including “Adjusted EBITDA “and “free cash flow.” Such non-GAAP financial measures are reconciled to their closest GAAP financial measure in the schedules below.

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s continuing operating activities across reporting periods. The Company defines Adjusted EBITDA as net income (loss) attributable to Visteon, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, certain non-recurring employee charges and benefits, reorganization items, and other non-operating gains and losses. Because not all companies use identical calculations this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

	Three Months Ended September 30		Nine Months Ended September 30		Estimated Full Year 2011
	Successor	Predecessor	Successor	Predecessor
	2011	2010	2011	2010
Net income (loss) attributable to Visteon	$41	$(140)	$106	$(108)	$40-60
Interest expense, net	5	31	22	160	30
Provision for income taxes	25	19	87	94	130
Depreciation and amortization	86	67	248	207	320
Restructuring and other related costs, net	8	3	25	5	100
Loss on debt extinguishment	—	—	24	—	24
Reorganization and other related items, net	—	54	8	123	10
OPEB and other employee charges	1	115	6	(30)	6
Impairments and loss on sale of assets	—	—	—	25	—

Adjusted EBITDA	$166	$149	$526	$476	$660-680

Adjusted EBITDA is not a recognized term under GAAP and does not purport to be a substitute for net income (loss) as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) the Company’s credit agreements use measures similar to Adjusted EBITDA to measure compliance with certain covenants.

Free Cash Flow: Free cash flow is presented as a supplemental measure of the Company’s liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines free cash flow as cash flow from operating activities less capital expenditures. Because not all companies use identical calculations, this presentation of free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended September 30		Nine Months Ended September 30		Estimated Full Year 2011
	Successor	Predecessor	Successor	Predecessor
	2011	2010	2011	2010
Net cash provided from operating activities	$35	$50	$55	$223	$115
Capital expenditures	(59)	(51)	(185)	(117)	(265)

Free cash flow	$(24)	$(1)	$(130)	$106	$(150)

Free cash flow is not a recognized term under GAAP and does not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow has limitations as an analytical tool and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses. In addition, the Company uses free cash flow (i) as a factor in incentive compensation decisions, and (ii) for planning and forecasting future periods.